[Letterhead of Samuel H. Wong & Co. LLP]

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to your disclosure of our audit report dated December 1, 2006 on the consolidated financial statements of Wuhan Blower Company Limited as of and for the years ended December 31, 2005 and 2004 and our review report dated December 6, 2006 on the unaudited consolidated financial statements of Universe Faith Group Limited as of and for the nine months ended September 30, 2006 and 2005, in the Form 8-K of United National Film Corporation.

South San Francisco, CA February 13, 2007	/s/ Samuel H. Wong & Co., LLP Samuel H. Wong & Co., LLP Certified Public Accountants